LiquidVineyards

LiquidVineyards' exclusive 5G blockchain technology links the vine to Smart Contracts, allowing wine-lovers to become the owners of their own wine



Invest

$100 minimum investment

Deadline February 16, 2023

in 2 months

Unit Price

$5

Total Raised

$66,145

Valuation

$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

LiquidVineyards allows anyone with the dream of owning his or her own vineyard and those who love wine, to experience the ownership of their **very own vines**. By purchasing Digital Rights to vines through LiquidVineyards, you can select among our quickly increasing inventory of vineyards from different regions and varietal options. Digital Rights are the link between investors and wine producers; no intermediaries for a cost-effective solution to global wine markets.

Wine producers gain access to long-term financing, while buyers gain exclusive access to information on wine production, financial returns, plus special offers and packages.

PROBLEM

![problem]

LiquidVineyards brings innovation to the traditional universe of wine production by solving three key problems:

- Consumers are paying too much for high-quality wine.
- Profitable investments based on sustainable financial products have traditionally only been available to larger investors in the wine industry.
- Wine lovers are in general, not connected to wine production.

Many small vineyards make great wines but are unknown in international markets due to a lack of capital and a lack of marketing resources. Additionally, many people would like to own their own vineyards but cannot manage the size of the investment and often lack the management know-how such as farming, winemaking, and marketing. Running a successful winery is a hard-gained experience, not a hobby.

SOLUTION

LiquidVineyards' Digital Rights are powered by the Sun!

![vineyards]



Vineyards have a limited production capacity and wine grows in price steadily each year like no other financial asset. LiquidVineyards' (LV) technology allows individuals to select from a global range of premium wineries and are connected to their wine production by owning the Digital Rights to vines. LV handles the paperwork (Digital Rights), and the winemaker will handle winemaking.

Liquid Vineyards App


John Smith
Owner 2020/2030
Sangiovese Tuscany

solution


MONTECUCCO
SANGIOVESE
MONTALE

wine garden



Wineries receive capital to expand while keeping control of their farmland. Buyers can purchase Digital Rights to what vineyards produce. Vines and bottles are securely tagged and monitored with 5G seals and labels so that buyers can trace their bottles anywhere around the world through the LV App. Each bottle is unique and buyers can choose to receive yearly wine delivery or wait for the gain on investment of the annual wine appreciation. The product of the vines is the buyer's for between 3 and 30 years. Those who want to swap a yield or vines for others, or would like to recoup their investment, can trade Digital Rights on the LiquidVineyards™ Exchange. Digital rights can eventually be tokenized, specific wines linked to NFTs.

BUSINESS MODEL

LV is a cash flow business between Wineries and their clients/owners.

- In the typical 3-tier distribution system, the price of each and every bottle of wine is multiplied by 4 once reaching your home to pay out all the players involved. With LiquidVineyards it is your own wine that you are shipping home and at a fixed price. This allows LV to mark up the wine produced by only 100% and yet still be very profitable.
- LV does not manufacture anything reducing the industrial risk to zero.
- LV requires the payment for the first year of delivery at the initial order plus 25% advance payment for each year up to 3 years 15% up to 5 years and 10% above, of the Digital Rights reservation.
- This adds up to the first year plus the additional percent of each coming year of cash flow.
- LV contracts straight with the farmers an "acquisition contract" and another with the clients a "distribution contract", this system is simple and yet efficient, clients and farmers do not sign an agreement between them.
- The agreement with farmers is based on an enhanced price (depends on agreement, generally 10%) than their annual standard in order to give them margin. This has proven very attractive to farmers who have shown great enthusiasm for the LV business model, understanding the benefit for them too.
- The potential market is simply enormous. It is the whole planet, not everyone drinks wine but others like the financial gaining of digital rights.

MARKET

market


Wine Market : Market Size(%), by Region, Global, 2019
High
Medium
Low
Source : Mordor Intelligence

According to a recent report by ReportLinker, the global wine market has witnessed steady growth over the years and is **projected to grow 21% percent by 2023 and valued at $434 billion by 2027**. The US Market, one of the biggest global producers, is estimated to reach **$88 Billion by 2023**.

INTELLECTUAL PROPERTY

intellectual-property

LV recently completed its first patent application covering its novel NFT-based digital rights management system and is committed to developing a robust and comprehensive portfolio of intellectual property to enhance its core business.

IP provides a unique selling proposition for LV's patent-pending technology, encourages growth, creates a high barrier to entry for competitors, and creates a sustainable and definable differentiator for LV. LV is making IP a cornerstone of the company at the outset to secure its long-term position.

In the coming months, LV anticipates filing additional patent applications covering enhancements of its technology, both in the US and around the world.

SUCCESS TO DATE

- Enrolled several vineyards in the LiquidVineyards project and counting
- Built blockchain patent-pending tracking system for vines and bottles with digital labels
- Customs duty free warehousing
- Negotiated direct shipping of your own wine
- Ready to be launched Google ads campaign

TEAM



Luigi Boschin
Founder and President

40 Years' experience in electronics manufacturing and telecommunication systems in Europe and Canada. Managing deployment of nationwide infrastructures for the world biggest telecommunication players.

GSM, LTE, 5G expert and developer of transmission and communication devices coding/tracking systems.

Worldwide business experience and top level international relator.

Airplane pilot

Passionate for innovation and wine business (my first and only degree is in agriculture)



Bruce Riezenman
Co-founder, Chef & Wine Pairing Expert

Chef Riezenman is one of California Wine Country's most sought-after chefs, and a foremost speaker on the subject of Food & Wine Pairing. His experience in building his company Park Avenue Catering into one of the top in the Bay Area is invaluable for establishing the LiquidVineyards brand. Bruce's 30 years of connecting with many of the top wineries in California, makes him a great resource for assessing and growing our portfolio of wineries.



Andrea Mandel-Mantello

Board Member

Andrea is an experienced independent financial advisor and entrepreneur. Andrea graduated from the prestigious Yale University, earning a B.A. in Economics and Political Science. Andrea has expertise in cross border mergers and acquisitions, complex financings and restructurings, negotiations with finance providers, private equity. Andrea has a successful track record of turning companies around and creating financial solutions and restructurings. He currently serves as CEO, Partner at AdviCorp Plc which is an Independent investment banking firm involved in M&A - Corporate Finance advisory services and asset management.



David Boag

Legal Counsel

David is the founder of BOAG LAW, PLLC, a boutique intellectual property legal practice that helps clients with issues in emerging areas of technology. David and the firm advise clients in a range of fields including distributed ledgers and Blockchain-based protocols, NFTS and digital assets, cryptocurrency, and the creation, settlement, and automation of the decentralized autonomous marketplaces.

David has extensive large-firm litigation experience and was previously senior counsel at a prominent New York intellectual property firm where he handled a wide range of intellectual property matters for a client base ranging from Fortune 100 multinational corporations to sole proprietors and inventors.

Prior to his legal career, David studied computer science and spent several years as a software developer.

Liquid Vineyards merges David's professional experience in technology law with his lifelong interest in technology and enthusiasm for all things food and wine.

FAQS

How does it work?

How do I sign-up?

What are Digital Rights?

How do I know which vines I have the Digital Rights to?

What is the digital label?

How do I know the wines are good?

What privileges do I get at the winery once I invest?

Why are there only Italians vineyards on offer?

Who pays for shipping?

When will I get my wines?

If I sign up today, when do I get my first set of wines?

Do I have to live in Italy to invest?

What is a Blockchain?

What is the Blockchain Sommelier?

What is the minimum investment?

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$150,000	14.0%
Sales & Marketing	$300,000	28.0%
Technology Investments	$300,000	28.0%
Legal & Compliance	$150,000	14.0%
Advisory Fees	$80,000	7.5%
Travel Expenses	$37,570	3.5%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in LiquidVineyards LLC. This offering must raise at least $10,000 by February 16, 2023 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. LiquidVineyards may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,214,000 units
× $5 per unit

$11,070,000 implied valuation

PITCH DECK

LiquidVineyards



FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 31, 2021
- Form C/A on October 5, 2021
- Form C/A on October 8, 2021
- Form C/A on November 1, 2021
- Form C/A on November 12, 2021
- Form C/A on December 14, 2021
- Form C/A on January 28, 2022
- Form C/A on March 24, 2022
- Form C/A on April 13, 2022
- Form C/A on August 15, 2022
- Form C/A on October 12, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

UPDATES

- Oct 12, 2022 — Filed Form C/A
- Sep 26, 2022 — Another beautiful wine estate in Tuscany to buy...
- Sep 22, 2022 — Here we are! The first VillaRussiz bottles with...
- Sep 5, 2022 — Today is Labor Day in the USA, but at...
- Aug 25, 2022 — We are finally releasing the name of two...
- Aug 15, 2022 — Filed Form C/A
- Apr 13, 2022 — Filed Form C/A
- Mar 24, 2022 — Filed Form C/A
- Mar 6, 2022 — 03/04/2022: Brunello wine: Ferragamo's Cantina...
- Mar 1, 2022 — Wine is Peace and dialogue. Wish they could...
- Feb 24, 2022 — You asked for it and finally we have the first...
- Feb 15, 2022 — We have reached an agreement with...
- Feb 1, 2022 — Interesting article on "Motley Fool", Algorand...
- Jan 28, 2022 — Filed Form C/A
- Jan 14, 2022 — LiquidVineyards plans to sell wine BEFORE it's...
- Jan 12, 2022 — It is pruning time in the vineyards and we are...
- Dec 25, 2021 — Today at the Christmas family event we had a...
- Dec 14, 2021 — Filed Form C/A
- Dec 3, 2021 — LiquidVineyards and Algorand reached an...

Nov 12, 2021	Filed Form C/A
Nov 11, 2021	LiquidVineyards is pleased to announce it has...
Nov 1, 2021	Filed Form C/A
Oct 8, 2021	Filed Form C/A
Oct 5, 2021	Filed Form C/A
Aug 31, 2021	Primary offering of 214,000 units at $5
Aug 31, 2021	Filed Form C

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